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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 3

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(h) of the Investment Company Act of 1940

1.	Name and Address of Reporting Person*	2.	Date of Event Requiring Statement (Month/Day/Year)	3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
	Clarence Sai Yee Chan (Last) (First) (Middle)		01/24/2003		N/A

	3075 West 33rd Avenue (Street)	4.	Issuer Name and Ticker or Trading Symbol	5.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)
			China World Trade Corporation (CWTD)		☐	Director	☒	10% Owner
					☐	Officer (give title below)
		6.	If Amendment, Date of Original (Month/Day/Year)		☐	Other (specify below)
Vancouver B.C. Canada V6N 2G6 (City) (State) (Zip)
				7.	Individual or Joint/Group Filing (Check Applicable Line)
					☒	Form Filed by One Reporting Person
					☐	Form Filed by More than One Reporting Person

Table I — Non-Derivative Securities Beneficially Owned

1.	Title of Security (Instr. 4)	2.	Amount of Securities Beneficially Owned (Instr. 4)	3.	Ownership Form: Direct (D) or Indirect (I) (Instr. 5)	4.	Nature of Indirect Beneficial Ownership (Instr. 5)

	Common Stock		1,000,000		I		By Powertronic Holdings Limited (1)

Table II — Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 4)	2.	Date Exercisable and Expiration Date (Month/Day/Year)		3.	Title and Amount of Securities Underlying Derivative Security (Instr. 4)		4.	Conversion or Exercise Price of Derivative Security	5.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 5)	6.	Nature of Indirect Beneficial Ownership (Instr. 5)

			Date Exer- cisable	Expi- ration Date		Title	Amount or Number of Shares

	Warrants		01/24/2003	01/24/2005		Common Stock	2,000,000		$0.575		I		By Powertronic Holdings Limited (1)

Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

(1)	The reporting person owns 50% of the issued share capital, and is a director of, Powertronic Holdings Limited. The reporting person disclaims beneficial ownership of 1,000,000 common stock and 2,000,000 warrants beneficially owned by the other shareholder of Powertronic Holdings Limited and this report shall not be deemed an admission that the reporting is the beneficial owner of such other securities for purposes of section 16 or for any other purpose.

/s/ Clarence Sai Yee Chan	April 7, 2003
**Signature of Reporting Person	Date

*	If the form is filed by more than one reporting person, see Instruction 5(b)(v).

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.